Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Vincerx Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1:Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	Rule 457(o)

	Debt Convertible into Equity	Debt Securities	Rule 457(o)

	Equity	Common Stock, $0.0001 par value per share	Rule 457(o)

	Equity	Preferred Stock, $0.0001 par value per share	Rule 457(o)

	Equity	Depositary Shares	Rule 457(o)

	Other	Warrants	Rule 457(o)

	Other	Rights	Rule 457(o)

	Unallocated (Universal Shelf)		Rule 457(o)			$100,000,000 (3)	$0.00015310	$15,310.00

	Total Offering Amounts					$100,000,000		$15,310.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$15,310.00

(1)

This registration statement registers such indeterminate number or amount of debt securities, common stock, preferred stock, depositary shares, warrants to purchase any combination of the foregoing securities, and rights, as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $100,000,000. Subject to the preceding sentence, this registration statement also registers an indeterminate principal amount or number of shares of debt securities, preferred stock or common stock that may be issued upon conversion of, or in exchange for, debt securities or preferred stock registered hereunder or upon exercise of warrants registered hereunder, as the case may be, and an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If the Registrant elects to offer to the public fractional or aggregated share interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under the deposit agreement. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares the Registrant is registering under this registration statement include such indeterminate number of common shares and preferred shares as may be issuable with respect to the shares the Registrant is registering as a result of shares splits, shares dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.